Exhibit 99.1

SemiLEDs Reports Second Quarter Fiscal Year 2021

Financial Results

Hsinchu, Taiwan (April 08, 2021) — SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the second quarter of fiscal year 2021, ended February 28, 2021.

Revenue for the second quarter of fiscal 2021 was $1.2 million, compared to $719 thousand in the first quarter of fiscal 2021. GAAP net loss attributable to SemiLEDs stockholders for the second quarter of fiscal 2021 was $255 thousand, compared to a loss of $697 thousand in the first quarter of fiscal 2021, or a net loss of $0.06 per diluted share, compared to a net loss of $0.17 per diluted share for the first quarter of fiscal 2021. In the second quarter, we shut down our manufacturing production for two weeks due to the Chinese New Year holiday.

GAAP gross margin for the second quarter of fiscal 2021 was 20%, compared with gross margin for the first quarter of fiscal 2021 of negative 3%. Operating margin for the second quarter of fiscal 2021 was negative 42%, compared with negative 135% in the first quarter of fiscal 2021. The Company’s cash and cash equivalents were $2.1 million at February 28, 2021, compared to $2.7 million at the end of the first quarter of fiscal 2021.

We are unable to forecast revenue for the third quarter ending May 31, 2021 at this time given the continuing uncertain impact of COVID-19 on the economy and the Company.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, the potential impact of the COVID-19 pandemic on our business; strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee

Chief Financial Officer

SemiLEDs Corporation

+886-37-586788

investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	February 28,	November 30,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,086	$2,693
Restricted cash and cash equivalents	88	87
Accounts receivable (including related parties), net	800	594
Inventories	2,905	2,765
Prepaid expenses and other current assets	743	750
Total current assets	6,622	6,889
Property, plant and equipment, net	5,549	5,621
Operating lease right of use assets	1,672	168
Intangible assets, net	120	88
Investments in unconsolidated entities	992	974
Other assets	172	194
TOTAL ASSETS	$15,127	$13,934
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$5,023	$4,884
Accounts payable	439	424
Advance receipt toward the convertible note	500	500
Accrued expenses and other current liabilities	2,483	2,728
Operating lease liabilities, current	611	536
Liabilities held for sale	126	77
Total current liabilities	9,182	9,149
Long-term debt, excluding current installments	2,777	2,852
Operating lease liabilities, less current portion	1,546	91
Total liabilities	13,505	12,092
Commitments and contingencies
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	177,313	177,247
Accumulated other comprehensive income	3,585	3,618
Accumulated deficit	(179,312)	(179,057)
Total SemiLEDs stockholders' equity	1,586	1,808
Noncontrolling interests	36	34
Total equity	1,622	1,842
TOTAL LIABILITIES AND EQUITY	$15,127	$13,934

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	February 28,	November 30,
	2021	2020
Revenues, net	$1,206	$719
Cost of revenues	965	741
Gross profit (loss)	241	(22)
Operating expenses:
Research and development	288	346
Selling, general and administrative	667	681
Gain on disposals of long-lived assets	(207)	(77)
Total operating expenses	748	950
Loss from operations	(507)	(972)
Other income (expenses):
Interest expenses, net	(92)	(92)
Other income, net	307	170
Foreign currency transaction gain, net	38	187
Total other income, net	253	265
Loss before income taxes	(254)	(707)
Income tax expense	—	—
Net loss	(254)	(707)
Less: Net income (loss) attributable to noncontrolling interests	1	(10)
Net loss attributable to SemiLEDs stockholders	$(255)	$(697)
Net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	$(0.06)	$(0.17)
Shares used in computing net loss per share attributable to SemiLEDs stockholders:
Basic and diluted	4,033	4,013

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